March 1, 2017

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Investment Advisory Agreement

(Harbor Strategic Growth Fund)

Dear Sirs:

Harbor Funds (the “Trust”) has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series, including Harbor Strategic Growth Fund (the “Fund”), as established pursuant to a written instrument executed by the Trustees of the Trust. Series may be terminated, and additional series established, from time to time by action of the Trustees. The Trust, on behalf of the Fund, has selected you to act as the investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

1.	Delivery of Fund Documents: The Trust has furnished you with copies properly certified or authenticated of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

2.

Name of Fund: The Trust may use the name “Harbor Funds” or any name derived from the name “Harbor Capital Advisors” in connection with the Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Trust

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

(to the extent that it lawfully can) will cause the Fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

3.	Advisory and Other Services: You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. You will determine what securities and other financial instruments shall be purchased for the Fund, what securities and other financial instruments shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust insofar as it relates to the Fund.

In addition to providing the Fund with investment advisory services, you will also regularly provide, or cause one of your affiliates to provide, the following services:

(a)	provide the Trust with office space, facilities, equipment and personnel as you deem necessary to provide for the effective administration of the affairs of the Trust, including providing from among your directors, officers and employees, persons to serve as Trustees, officers and employees of the Trust and paying the salaries of such persons;

(b)	coordinate and oversee the services provided by the Trust’s transfer agent, custodian, legal counsel and independent auditors, including serving as the liaison between such service providers and the Trustees;

(c)	coordinate and oversee the preparation and production of meeting materials for the Trustees, as well as such other materials as the Trustees may from time to time reasonably request;

(d)	coordinate and oversee the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, proxy statements and other material for the Fund required to be filed under applicable laws;

(e)	develop and implement procedures for monitoring compliance with the Fund’s investment objectives, policies and guidelines and with applicable regulatory requirements;

(f)	provide legal and regulatory support for the Fund in connection with the administration of the affairs of the Trust, including the assignment of matters to the Trust’s legal counsel on behalf of the Trust and supervising the work of such outside counsel;

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

(g)	oversee the determination and publication of the Fund’s net asset value in accordance with the Trust’s valuation policies;

(h)	prepare and monitor expense budgets for the Trust and the Fund, and review the appropriateness and arrange for the payment of Fund expenses; and

(i)	furnish to the Fund such other administrative services as you deem necessary, or the Trustees reasonably request, for the efficient operation of the Trust and Fund.

4.	Subadvisers: You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as subadvisers to provide with respect to the Fund certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which the Trust, on behalf of the Fund, and you shall be parties, which contract shall be subject to approval in accordance with the requirements of the Investment Company Act and as such requirements may be modified by rule, regulation or order of the SEC. Subject always to the discretion and control of the Trustees, you will monitor and oversee each subadviser’s management of the Fund’s investment operations in accordance with the investment objectives and related investment policies of the Fund, as set forth in the Trust’s registration statement with the SEC. and review and report to the Trustees periodically on the performance of such subadviser.

5.

Allocation of Charges and Expenses: You will pay the compensation and expenses of all officers and executive employees of the Trust and will make available, without expense to the Trust, the services of such of your partners and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Trust’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will pay all expenses you incur in the performance of your duties under this Agreement. You will not be required to pay any expenses of the Trust other than those specifically allocated to you in this Paragraph 5. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization expenses of the Trust; clerical salaries; fees and expenses incurred by the Trust in connection with membership in investment company organizations; brokers’ commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; taxes or governmental fees; the fees and expenses of the transfer agent of the Trust; the cost of preparing share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of beneficial interest of the Trust; the expenses of and fees for registering or qualifying securities for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer; the fees and expenses of Trustees of the Trust who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; the fees or disbursements of custodians of the Trust’s assets, including expenses incurred in the performance of any obligations enumerated by the Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian; or litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares of the Trust if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Trust’s Shares pursuant to an underwriting agreement

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

which provides that the underwriter shall assume some or all of such expenses, or (ii) the Trust on behalf of the Fund shall have adopted a plan in conformity with Rule 12b-1 under the Investment Company Act providing that the Trust (or some other party) shall assume some or all of such expenses. You shall be required to pay the foregoing expenses that are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Trust (or some other party) pursuant to such a plan.

6.	Compensation of the Adviser:

(a)	For all services to be rendered and payments made as provided in Paragraphs 3, 4 and 5 hereof, the Trust on behalf of the Fund will pay you on the last day of each month a fee equal to the sum of 0.60% per annum of the average daily net assets of the Fund, as defined below. The “average daily net assets” of the Fund are defined as the average of the values placed on the net assets as of 4:00 P.M. (New York time), on each day on which the net asset value of the Fund’s portfolio is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some other time on each business day, as of such time. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust. If the determination of net asset value is suspended for any particular business day, then for the purposes of this Paragraph 6, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Paragraph 6. If this Agreement is terminated as of any date not the last day of a month, such fee shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be the proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month.

(b)	You agree that your compensation for any month shall include, and thus be reduced by, the amount, if any, which you pay to any subadviser engaged pursuant to Paragraph 4 hereof. You agree that the Trust on behalf of the Fund shall not be required to pay any fee to any such subadviser.

7.

Avoidance of Inconsistent Position: In connection with purchases or sales of portfolio securities and other financial instruments for the account of the Fund, neither you nor any of your partners, directors, officers or employees nor any subadviser engaged by you pursuant to Paragraph 4 hereof will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for the Fund’s account with brokers or dealers

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

8.	Limitation of Liability of Adviser: You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

9.	Duration and Termination of this Agreement: This Agreement shall remain in force until March 1, 2019 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

10.	Amendment of this Agreement: No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Trustees, cast in person at a meeting called for the purpose of voting on such approval.

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

11.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof, and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

12.	Miscellaneous: It is understood and expressly stipulated that neither the holders of shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust dated June 8, 1993, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

13.	Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities and other financial instruments held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund. You shall not use non-public information regarding the Fund’s portfolio as a basis to place or recommend any transactions in securities or other financial instruments for yourself or any third party.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR STRATEGIC GROWTH FUND

By:
David G. Van Hooser
President

INVESTMENT ADVISORY AGREEMENT HARBOR STRATEGIC GROWTH FUND MARCH 1, 2017

The foregoing Agreement is hereby accepted as of the date thereof.

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins
Executive Vice President